Exhibit 5.1

David G. Peinsipp

+1 415 693 2177

dpeinsipp@cooley.com

March 1, 2021

Uber Technologies, Inc.

1515 3rd Street

San Francisco, California 94158

Ladies and Gentlemen:

We have acted as counsel to Uber Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 111,082,766 shares (the “Shares”) of the Company’s common stock, $0.00001 par value (the “Common Stock”), consisting of (i) 92,489,696 shares of Common Stock issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 18,497,939 shares of Common Stock issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”) and (iii) 95,130 shares of Common Stock issuable pursuant to the Postmates Inc. 2011 Equity Incentive Plan (together with the 2019 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp